Exhibit 11.1

CODE OF ETHICS FOR CEO (DIRECTEUR GENERAL), DELEGATED
MANAGING DIRECTORS (DIRECTEURS GENERAUX DELEGUES) AND
SENIOR FINANCIAL OFFICERS

FLAMEL TECHNOLOGIES S.A.

The Company has a Standards of Business Conduct applicable to all directors, employees and officers of the Company. The principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions (collectively the “senior financial officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Standards of Business Conduct, senior financial officers are subject to the following additional specific policies:

1.	The senior financial officers are individually responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company. Accordingly, it is the responsibility of each senior financial officer to bring promptly to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company’s Disclosure Committee Charter.

2.	Each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.	The senior financial officers shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or should have reasonably known) that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that

“could, if successful, result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

a.	To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other applicable standards);

b.	Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

c.	Not to withdraw an issued report; or

d.	Not to communicate matters to the Company’s Audit Committee.

4.	Each senior financial officer shall promptly bring to the attention of the (a) General Counsel or the Directeur Général (“CEO”) and (b) the Audit Committee any information he or she may have concerning any violation of the Company’s Standards of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	Each senior financial officer shall promptly bring to the attention of the (a) General Counsel or the CEO and (b) the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of a violation of the Standards of Business Conduct or of this Code of Ethics.

6.	The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Standards of Business Conduct or of this Code of Ethics by the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Standards of Business Conduct and to this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.